Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated April 13, 2007, accompanying the combined financial statements of Mobile Finance Division (A division of TeleCommunication Systems, Inc.) (“MFD”) as of December 31, 2006 and 2005 and for the years then ended, in this Current Report on Form 8-K/A of Stockgroup Information Systems Inc. to be filed on April 16, 2007.

/s/ James Cowper
Newbury, UK
April 13, 2007